Exhibit 99.1

China Shengda Packaging Group Completes Paper Mill Construction

Mill to Extend the Company’s Scope of Operations via Vertical Integration

HANGZHOU, CHINA, June 17, 2013 – China Shengda Packaging Group Inc. (NASDAQ: CPGI) (the “Company”), a leading Chinese paper packaging manufacturer, today announced that its wholly operating subsidiary, Jiangsu Shuangsheng Paper Technology Development Co., Ltd, has completed the construction of a paper mill and officially gone into production. The paper mill is located in Sheyang County, Jiangsu Province with annual raw paper production capacity of 150,000 metric tons.

Mr. Daliang Teng, Chief Executive Officer of China Shengda Packaging Group commented, “The completion of the paper mill is an important milestone for the Company. As raw paper constitutes a significant portion of our cost of goods sold, we expect the addition of the paper mill to enable us to more effectively manage our production costs and control the supply and quality of our raw materials. Once fully ramped, we believe the paper mill will drive meaningful growth for our business and further sharpen our competitive edge as a leading player in the paper packaging market.”

About China Shengda Packaging Group Inc.

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in the design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures raw paper and corrugated paperboards, which are used for the production of flexo-printed and color-printed cartons. The Company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China.

Safe Harbor Statements

This press release may contain forward-looking statements. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to reach full production capacity of the new paper mill, the ability to access capital for expansion and continued investment in R&D, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in profit margins of principal product and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Company Contact:
China Shengda Packaging Group Inc.
Cindy Hu, Board Secretary
Tel: Tel: +86-571 8283 8770
E-mail: cindy.hu@cnpti.com
Website: http://www.cnpti.com

Investor Relations Contact:
Weitian Group LLC
Tina Xiao
Tel: +1-917-609-0333
Email: tina.xiao@weitian-ir.com
Website: http://www.weitian-ir.com